February 1, 2014

David G. Van Hooser

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Expense Limitations – February 1, 2014 through February 28, 2015

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to limit the total annual operating expenses of each class of shares of such Harbor funds until February 28, 2015 in the manner set forth below:

Harbor Small Cap Growth

Opportunities Fund

	Institutional Class	Administrative Class	Investor Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.90%	1.15%	1.27%

We shall have no ability to terminate or modify this expense limitation agreement through February 28, 2015. This agreement shall automatically expire without further action by the parties at the close of business on February 28, 2015.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Charles F. McCain
Charles F. McCain, Executive Vice President

Agreed and Accepted:

HARBOR FUNDS

By:	/s/ David G. Van Hooser
David G. Van Hooser, President

111 South Wacker Drive, 34th Floor | Chicago, Illinois 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborfunds.com